UNITED STATES

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SCHEDULE 14A

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This communication is not a solicitation of a proxy from any security holder of Moore Wallace or RR Donnelley. Moore Wallace and RR Donnelley intend to file a Joint Management Information Circular and Proxy Statement regarding the proposed transaction with the U.S. Securities and Exchange Commission (SEC) and the securities commissions or equivalent regulatory authorities in Canada. WE URGE INVESTORS IN RR DONNELLEY AND MOORE WALLACE TO CAREFULLY READ THE JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT RR DONNELLEY, MOORE WALLACE AND THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, and at the website of the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrator at www.sedar.com. Documents filed with the SEC by RR Donnelley will be available free of charge from Investor Relations, RR Donnelley, 77 West Wacker Drive, Chicago, IL 60601, Tel. (312) 326-8926. In addition, documents filed with the SEC by Moore Wallace will be available free of charge from Moore Wallace, One Canterbury Green, Stamford, CT 06901, Attn: Investor Relations, Tel. (203) 406-3749.

RR Donnelley, Moore Wallace and their executive officers and directors may be deemed to be participants in the solicitation of proxies from RR Donnelley and Moore Wallace security holders in favor of the proposed transaction. Information regarding the security ownership and other interests of RR Donnelley’s and Moore Wallace’s executive officers and directors will be included in the Joint Management Information Circular and Proxy Statement.

The following article appeared in the Chicago Tribune on November 16, 2003:

Print it: Moore chief delivers; Angelson in line to run Donnelley after firms merge

By Barbara Rose

Attorney Newton Minow had good advice for a young partner in his law firm when Mark Angelson was casting about for his next opportunity.

Angelson had proved his mettle at Sidley & Austin, now Sidley Austin Brown & Wood. Not only was he a respected lawyer with a flair for mergers and acquisitions, but he had spearheaded the Chicago firm’s push into Asia and built its small offices in New York and London into large, successful operations.

“I kept telling him,” Minow recalled, “he ought to look into going into business. He would be much more challenged.”

Minow was right.

Angelson’s unusual nine-year path from lawyer to financier and printing industry consolidator, coupled with a twist of fate when his late partner and close friend, wealthy New York financier R. Theodore Ammon, was murdered two years ago, has thrust the 52-year-old in line to become chief executive of the merged R.R. Donnelley & Sons Co. and Moore Wallace Inc.

If regulators and shareholders approve the merger, he will head North America’s biggest printing concern, a company based in Chicago with $8 billion in sales and 50,000 employees.

“This was the job Mark was born to do,” said Moore Wallace director Ronald Daniels, dean of Toronto University Faculty of Law and visiting professor at Yale Law School.

Angelson (pronounced ENG-el-son) no longer faces any shortage of challenges. It has been less than a year since the lean, mustachioed investor in Moore Corp. was tapped by Moore’s board to become CEO, and only six months since he closed on Moore’s acquisition of archrival Wallace Computer Services Inc.

At Donnelley, he must combine two large companies that have been battered by repeated restructurings while trying to survive the industry’s worst slump.

In addition to tackling cultural issues—corporate pride is fierce at 139-year-old Donnelley—he must deliver on the merger’s promise of increasing sales in a mature industry rampant with price cutting.

Donnelley is a leading printer of magazines and catalogues, while Moore Wallace prints billing statements and labels. Both produce advertising inserts.

The merger is billed as creating a one-stop shop for printing and related services, but Angelson will have to demonstrate that customers want to consolidate their print buying, and that Donnelley’s thin margins won’t get shaved even thinner.

Angelson is undaunted despite his brief tenure—11 months—as a corporate CEO.

A CEO’s job is “about leadership,” he said. “It’s about vision, it’s about hard work. It’s about trying to get my nose up over the horizon so that I can see what’s on the other side. But most of all, it’s about enjoying people and creating shareholder value.”

“He’s one of these guys with enormous drive,” Minow says. “That’s why we hired him. He’ll take on anything.”

He learned responsibility early. His father, a German language scholar and teacher who worked in the family’s jewelry business, died when he 7, leaving Angelson the oldest of two sons growing up with a single mother in Caldwell, N.J.

His route to an international career was through law, which he practiced 21 years—14 at Sidley & Austin—after graduating from Rutgers College and Rutgers Law School.

When he returned in the 1980s from opening Sidley & Austin’s Singapore office, its first in Asia, the firm tapped him to manage its New York office, which he built to 200 employees from 14.

“He has a leadership skill,” says Howard Trienens, chairman of Sidley Austin Brown & Wood’s executive committee. “He’s very much a people person; he meets everybody and knows everybody.”

His initiative and drive sometimes raised eyebrows at the firm’s Chicago headquarters but won him plaudits.

“Sometimes we thought back here, maybe he’s renting too much space,” said Trienens. “But we pretty much admired his energy and success. He had a vision of bigger and better. We had the good sense to let him do it.”

Angelson next landed in London, where he qualified to be a British solicitor and expanded the firm’s one-person branch to 30 solicitors. He and his family were prepared to make their permanent home there.

Flower power

Then came a call from Ammon, a former partner at leveraged-buyout firm Kohlberg Kravis Roberts & Co.

The pair met for lunch at the Ritz Hotel in London to discuss Ammon’s idea for consolidating the fragmented printing industry using a venture called Big Flower Press Holdings. It was the beginning of a fast friendship and a fruitful partnership.

Big Flower was trading around $11 a share when Angelson joined the firm as general counsel in 1996, a year after the company went public. Three years later, in 1999, after a series of 30 acquisitions orchestrated by Angelson, Big Flower sold to a private investment group for $31.50.

The deal was more than financially rewarding. It gave Angelson a chance to learn to manage a business other than legal services, and it taught him the printing business. He moved from general counsel to chief dealmaker to Ammon’s No. 2 executive, with operating responsibility.

Meanwhile, the pair was casting about for another investment opportunity when Morgan Stanley’s vice chairman for investment banking, William Strong, suggested the troubled Canadian printer, Moore Corp., which had fallen on hard times.

Angelson had tried over the years to contact Moore as a merger partner for Big Flower, but the company wouldn’t take his calls.

This time, Moore’s board was hunting for a savior with money and management. Ammon and Angelson’s investment boutique, Chancery Lane Capital in New York, offered both.

“They brought very strong management, a successful track record in the printing industry and a superb reputation with Wall Street,” said Strong.

Chancery led a $70.5 million investment in Moore in December 2000 for a 20 percent stake.

Their first goal: Turn the business around. Their second: Make it bigger by buying competitors.

“What struck me is that they accurately assessed the potential of the business as a platform to consolidate the printing industry,” said former Moore director Brian Levitt, who led the board’s negotiations with Angelson.

Angelson joined Moore’s board after the investment, while the new CEO, Robert Burton, whom Ammon knew from a prior investment, set to work cutting 4,000 jobs and restructuring.

But in the middle of the turnaround, in October 2001, Ammon—a high-profile New York figure who was wrapping up an acrimonious divorce—was found murdered in his Long Island country home. Angelson discovered his friend’s body when he went looking for Ammon after his partner failed to show up for a business meeting. The crime remains unsolved.

Ammon’s death thrust Angelson into the lead roles at Moore and Chancery. The following year, when Burton began discussing retirement, the board tapped Angelson to be CEO. He started in January.

By all accounts, it’s a job he relishes.

“His day is from 6 a.m. to 10 p.m.,” said Ted Theophilos, a former Sidley & Austin lawyer whom Angelson recruited to Moore Wallace as an executive vice president in March. “People work very hard. He’s someone you want to work for and with.”

In addition to regular weekly teleconferences with top managers—the firm’s executive offices are in New York, its operational headquarters in suburban Bannockburn—Angelson makes time for informal meetings.

“Mark will have dinner with the sales force to find out what’s going on,” Theophilos said. “People who may never have had any exposure to a CEO now are having small group dinners or lunches with him.”

He personally signs off on all capital expenditures, such as buying hardware and software to fulfill a new contract.

Moore a success

Moore Wallace’s improved results have continued without a hiccup. The company has beaten its earnings targets for 11 consecutive quarters.

Its total return, including dividends for the years 2001 and 2002, was nearly 200 percent, compared with the printing industry’s negative 31 percent return.

Not surprisingly, when Strong approached Angelson about a Donnelley merger in August, he and Moore’s board were interested. Angelson’s first direct discussion with Donnelley, a three-hour dinner at the Four Seasons Hotel in Washington, D.C., with director Stephen Wolf, went smoothly.

“In a perfect world, this transaction would be six or nine months down the road,” says William Strauzer of CJS Securities in White Plains, N.Y. “He’s got a very full plate.”

Nonetheless, Strauzer and others say Angelson has proved he can manage mergers and understands consolidation.

“Mark is very good at seeing the future,” Minow said. “I would say that’s a major element that’s needed right now.”